Exhibit 10.1

Updated: July 2020

NOTICE OF GRANT

RESTRICTED STOCK UNITS (STOCK-SETTLED)
LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN

(AS AMENDED AND RESTATED AS OF JULY 20, 2017)

Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), has awarded to the Participant, as identified below, the number of Restricted Stock Units (the “RSUs”, and each such unit, an “RSU”) set forth below. The RSUs are subject to all of the terms and conditions as set forth in this Notice of Grant (the “Notice”) as well as in the Company’s 2016 Stock Plan (as amended and restated as of July 20, 2017) (the “Plan”) and the Restricted Stock Unit Agreement (Stock-Settled) (the “Agreement”), both of which are attached hereto and incorporated in their entirety. Capitalized terms not explicitly defined in this Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant:
Employee ID:
Number of RSUs:
Date of Grant:	_____________ (the “Date of Grant”)
Vesting Date:	_____________ (the “Vesting Date”)
Dividend Equivalents:

Dividend equivalents with respect to the RSUs will be accumulated for the benefit of the Participant if and when regular cash dividends are declared and paid on the Stock in accordance with Section 7 of the Agreement, and will be paid in shares of Stock to the Participant upon any settlement of the RSUs.

By the Company’s signature below and by the Participant’s clicking the “Accept” button online, the Company and the Participant agree that the RSUs are governed by this Notice and by the provisions of the Plan and the Agreement, both of which are attached to and made a part of this document.  The Participant acknowledges receipt of copies of the Plan and the Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the RSUs subject to all of their terms and conditions.

The Company has caused this Notice and the Agreement to be effective as of the Date of Grant.

LAMB WESTON HOLDINGS, INC. By: Date: __________________________

RESTRICTED STOCK UNIT AGREEMENT (STOCK-SETTLED)

LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN

(AS AMENDED AND RESTATED AS OF JULY 20, 2017)

Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), has awarded the Participant, as named in the Notice of Grant (the “Notice”), to which this Restricted Stock Unit Agreement (Stock-Settled) (this “Agreement”) is attached, a Restricted Stock Unit Award (the “RSUs”) that is subject to the Company’s 2016 Stock Plan (the “Plan”), the Notice, and this Agreement, for the number of RSUs indicated in the Notice.  In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

1.Definitions.  Capitalized terms used herein without definition have the meanings set forth in the Plan. The following terms shall have the respective meanings set forth below:
(a)“Change of Control” shall mean the occurrence of any of the following events:
(i)Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a member of the Board subsequent to the effective date of the Plan whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be, for purposes of this clause (i), considered as though such person were a member of the Incumbent Board as of the effective date of the Plan;
(ii)Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Voting Power of the reorganized, merged or consolidated entity;
(iii)Any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person, any securities acquired directly from the Company or its affiliates) representing 30% or more of the Voting Power of the Company’s then outstanding securities;
(iv)A liquidation or dissolution of the Company; or
(v)The sale of all or substantially all of the assets of the Company.
(b)“Continuous Employment” shall mean the absence of any interruption or termination of employment with the Company and its Subsidiaries and the performance of substantial services.  Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service (as defined in Section 1(f) below).
(c)“Divestiture” shall mean a permanent disposition to a person other than the Company of a plant or other facility or property at which the Participant performs a majority of the Participant’s services, whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
(d)“Early Retirement” shall mean a Separation from Service with the Company and its Subsidiaries when the Participant (i) is at least age 55, and (ii) has at least ten years of credited service with the Company and its Subsidiaries.
(e)“Normal Retirement” shall mean a Separation from Service with the Company and its Subsidiaries on or after attaining age 65.
(f)“Separation from Service,” “termination of employment” and similar terms shall mean the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.  As used in connection with the definition of “Separation from Service,” the term “Company” includes Lamb Weston Holdings, Inc. and any other entity that with Lamb Weston Holdings, Inc. constitutes a controlled group of corporations (as defined in Section 414(b) of the Code), or a group of trades or businesses (whether or not incorporated) under common control (as defined in Section 414(c) of the Code), substituting 25% for the 80% ownership level for purposes of both Sections 414(b) and Section 414(c) of the Code.

(g)“Specified Employee” is as defined under Section 409A of the Code and Treasury Regulation Section 1.409A-1(i).
(h)“Successors” shall mean the beneficiaries, executors, administrators, heirs, successors and assigns of a person.
2.Vesting of RSUs.
(a)Normal Vesting.  Subject to the Plan and this Agreement, if the Participant has been in Continuous Employment through the Vesting Date as set forth in the Notice, then the RSUs subject to such Vesting Date will become nonforfeitable (“Vest” or similar terms).
(b)Termination of Employment.  If, prior to the Vesting Date set forth in the Notice, the Participant’s employment with the Company and its Subsidiaries shall terminate:
(i)by reason of death, then all unvested RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, become 100% Vested;
(ii)by reason of Normal Retirement occurring on or after the date that is 12 months after the Date of Grant, then all unvested RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, become 100% Vested;
(iii)by reason of Early Retirement or involuntary termination due to disability, position elimination, reduction in force (each as defined in the Company's sole discretion), or Divestiture, in each case, on or after the date that is 12 months after the Date of Grant, the Participant will Vest in a pro rata portion of the RSUs determined by multiplying the number of RSUs evidenced by this Agreement, to the extent not previously Vested or forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company or a Subsidiary during the period beginning on the Date of Grant and ending on the Separation from Service and the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the Vesting Date, rounded to the nearest whole number of RSUs; and
(iv)for Cause prior to the Vesting Date, then all RSUs, whether Vested or unvested prior to the Vesting Date, shall be immediately forfeited without further consideration to the Participant.
(c)Accelerated Vesting in Connection with a Change of Control.
(i)If a Change of Control occurs prior to the Vesting Date, and the Participant has been in Continuous Employment between the Date of Grant and the date of such Change of Control, then all unvested RSUs evidenced by this Agreement shall become 100% Vested, except (A) to the extent such RSUs have previously been forfeited, or (B) to the extent that a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding RSUs (the “Replaced Award”).  If the Participant’s employment with the Company or a Subsidiary (or any of its or their successors after the Change of Control) (as applicable, the “Successor Company”) is terminated by the Participant for Good Reason or by the Successor Company other than for Cause, in each case within a period of two years after the Change of Control but prior to the Vesting Date, to the extent that the Replacement Award has not previously been Vested or forfeited, the Replacement Award will become 100% Vested (and become entitled to settlement as specified in Section 3(b)(ii)).
(ii)For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Successor Company in the Change of Control (or another entity that is affiliated with the Successor Company following the Change of Control), (D) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied.  The determination of whether the conditions of this Section 2(c)(ii) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
(iii)For purposes of this Agreement, “Cause” means: (A) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Successor Company (other than any such failure resulting from termination by the Participant for Good Reason) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Successor Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Successor Company, monetarily or otherwise; or (C) the Participant’s conviction of, or plea of nolo contendere to, (I) a felony or (II) a misdemeanor which impairs the Participant’s ability substantially to perform the Participant’s duties with the Successor Company.  For the purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Successor Company.
(iv)For purposes of this Agreement, “Good Reason” means: (A) any material failure of the Successor Company to comply with and satisfy any of the terms of any employment or change in control (or similar) agreement between the Successor Company and the Participant pursuant to which the Participant provides services to the Successor Company; (B) any significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Participant from an officer position that the Participant holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control); (C) any material involuntary reduction in the aggregate target cash remuneration opportunity of the Participant as in effect immediately prior to the Change of Control; or (D) requiring the Participant to become based at any office or location more than 50 miles from the office or location at which the Participant was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities; provided, however, that no termination shall be deemed to be for Good Reason unless (x) the Participant provides the Successor Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety days after the initial existence of the occurrence of such facts or circumstances, (y) the Successor Company fails to cure such facts or circumstances within thirty days of its receipt of such written notice, and (z) the Participant actually terminates employment within thirty (30) days following the end of the Successor Company’s thirty-day cure period, if such event or circumstance has not been cured.
(v)If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change of Control are not subject to a "substantial risk of forfeiture" (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change of Control (and such Vested RSUs shall be settled in accordance with Section 3(b)(iii) below).
(d)Forfeiture of RSUs.  Subject to Section 2(b)(iv), any RSUs that have not Vested pursuant to Section 2(a), Section 2(b), or Section 2(c) as of the Vesting Date will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, the Participant ceases to be in Continuous Employment prior to the Vesting Date for any reason other than as described in Section 2(b) or Section 2(c)).
3.Settlement of RSUs.
(a)Normal.  Subject to Section 3(b), the Company will issue to the Participant one share of Stock on the

Vesting Date for each RSU that is a Vested RSU on such Vesting Date to the extent the RSU has not previously been Vested, forfeited or settled.
(b)Other Settlement Events.  Notwithstanding Section 3(a), to the extent the RSUs are Vested RSUs on the dates set forth below and to the extent the Vested RSUs have not previously been Vested, forfeited or settled, the Company will settle such Vested RSUs as follows:
(i)Death.  If there are such Vested RSUs on the Participant's death, within thirty days of the Participant's death, one share of Stock will be issued for each such Vested RSU.
(ii)Separation from Service.  If there are such Vested RSUs upon the Participant's Separation from Service by reason of involuntary termination due to disability, position elimination, reduction in force or Divestiture pursuant to Section 2(b)(iii) hereof, within thirty days of the Participant's Separation from Service, one share of Stock will be issued for each such Vested RSU. If there are such Vested RSUs upon the Participant’s Separation from Service by reason of the Participant’s Retirement or Early Retirement, the settlement of such Vested RSUs will not be accelerated and one share of Stock will be issued for each such Vested RSU on the Vesting Date, and with respect to Early Retirement, the amount settled on the Vesting Date shall be a pro-rated amount of the originally scheduled installment using the pro-ration factor determined under Section 2(b)(iii) hereof.  Notwithstanding anything in this Agreement to the contrary, if any Vested RSUs under the immediately preceding sentence are outstanding as of a Change of Control, then such Vested RSUs shall be settled in accordance with Section 3(b)(iii) below.
(iii)Change of Control.  If there are such Vested RSUs upon a Change of Control, one share of Stock will be issued for each such Vested RSU as of the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 3 as though such Change of Control had not occurred.
(c)Payment of Taxes Upon Settlement. As a condition of the issuance of shares of Stock upon settlement of RSUs hereunder, the Participant agrees to remit to the Company at the time of settlement any taxes or other amounts required to be withheld by the Company under Federal, State or local law as a result of the settlement of the RSUs. As a condition of the issuance of shares of Stock upon settlement of RSUs hereunder, the Participant agrees that the Company will deduct from the total shares to be issued as a result of the Vesting of the RSUs a sufficient number of shares to satisfy the required statutory withholding amount, which may exceed the minimum statutory tax withholding amount permissible only if it would not cause adverse accounting or tax consequences for the Company or a Subsidiary.
(d)Specified Employee.  Notwithstanding anything (including any provision of the Agreement or the Plan) to the contrary, if a Participant is a Specified Employee and if the RSUs are subject to Section 409A of the Code, payment to the Participant on account of a Separation from Service shall, to the extent required to comply with Treasury Regulation Section 1.409A-3(i)(2), be made to the Participant on the earlier of (i) the Participant’s death or (ii) the first business day (or within 30 days after such first business day) that is more than six months after the date of Separation from Service.  Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company or any Subsidiary for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Participant has incurred a Separation from Service.  In the Company’s sole and absolute discretion, interest may be paid due to such delay.  Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion in a manner that qualifies any interest as reasonable earnings under Section 409A of the Code.  Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay if the Stock had been issued.  To the extent required for purposes of Section 409A of the Code, each installment that vests under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.
4.Non-Transferability of RSUs. The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any related rights to the RSUs that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall immediately become null and void. The terms of this Agreement, shall be binding upon the Successors of the Participant.
5.Stock Subject to the RSUs; Compliance with Law.  The Company will not be required to issue or deliver any shares of Stock or any certificate or certificates for shares of Stock with respect to the Participant’s RSUs until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class are then listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state securities laws and regulations, in connection with the issuance of such shares, and the listing of such shares on each such exchange.
6.Rights as Stockholder.  The Participant or his/her Successors shall have no rights as stockholder with respect to any RSUs or underlying shares of Stock covered by this Agreement until the Participant or his/her Successors shall have become the beneficial owner of such shares, and, except as provided in Section 7 and Section 8 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date on which the Participant or his/her Successors shall have become the beneficial owner thereof.
7.Dividend Equivalents.  From and after the Date of Grant and until the earlier of (a) the time when the RSUs become Vested and are settled in accordance with Section 2 and Section 3 of this Agreement or (b) the time when the Participant’s right to receive shares of Stock in settlement of the RSUs is forfeited in accordance with Section 2 of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Stock generally, the Participant shall be entitled to a number of additional RSUs determined by dividing (i) the product of (x) the dollar amount of the cash dividend paid per share of Stock on such date and (y) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Participant as of such date, by (ii) the Fair Market Value of the Stock on such date.  Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid, in the aggregate rounded down to the nearest whole number, or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.
8.Adjustments Upon Changes in Capitalization; Change of Control.  In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number and type of shares subject to this Agreement; provided, however, that no fractional share shall be issued upon subsequent settlement of the RSUs.  No adjustment shall be made if such adjustment is prohibited by Section 5.5 of the Plan (relating to Section 409A of the Code).
9.Notices.  Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal Office in Eagle, Idaho, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to shares issuable upon settlement of the RSUs shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.
10.Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights which the Participant or his/her Successors may have in respect to the Plan or this Agreement.
11.No Right to Continued Employment.  Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company or a Subsidiary.
12.Resolution of Disputes.  Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Committee.

Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.
13.Section 409A of the Code.  To the extent applicable, this Agreement is intended to comply with Section 409A of the Code and any regulations or notices provided thereunder.  This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Section 409A of the Code.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.  None of the Company or any Subsidiary, or any of its or their contractors, agents and employees, nor the Board or any member of the Board, shall be liable for any consequences of any failure to follow the requirements of Section 409A of the Code or any guidance or regulations thereunder.
14.Clawback Policy and Stock Ownership Guidelines.  Shares of Stock issued upon settlement of the RSUs shall be subject to any stock ownership guidelines of the Company applicable to the Participant. This Agreement and the RSUs are subject to the Company’s clawback policy applicable to the Participant  as may be in effect from time to time, including, as applicable, being subject to recoupment or clawback by the Company on the terms and conditions as provided for under Section 10D of the Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Stock may be traded.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.
15.Amendment.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.
16.Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
17.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Confidentiality.  It is a condition to the Participant’s receipt of the RSUs that the Participant execute and agree to the terms of the Company or a Subsidiary’s current and applicable Confidentiality Agreement (the “Confidentiality Agreement”).  By electronically accepting this Agreement, the Participant acknowledges that the Participant has either already entered into such Confidentiality Agreement with the Company or a Subsidiary as of the date of acceptance or will enter into such agreement within 30 days of the Participant’s receipt of this grant of RSUs.  If such execution is required and the Participant does not sign and return the Confidentiality Agreement to [_________] within 30 days of the Participant’s receipt of this grant of RSUs, this grant of RSUs and any rights to the RSUs will terminate and become null and void.  The Participant further acknowledges that as consideration for the Participant’s agreement to the terms of the Confidentiality Agreement, the Company is providing the Participant with the opportunity to participate in this grant of RSUs under the Plan and receive the RSUs evidenced by this Agreement.  The Participant understands that this acknowledgment shall be deemed a part of the Confidentiality Agreement and is to be interpreted in a manner consistent with its terms.  Furthermore, notwithstanding anything herein to the contrary, if the Participant breaches any of the Participant’s obligations under the Confidentiality Agreement, the Participant shall forfeit all RSUs and related dividend equivalents evidenced by this Agreement that have not Vested as of the date the Company becomes aware of such breach.